Exhibit 10.2

AMENDED AND RESTATED STOCK BACK-TO-BACK AGREEMENT

THIS AMENDED AND RESTATED STOCK BACK-TO-BACK AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of December, 2015, by and between Steven M. Mariano (the “Transferor”) and Patriot National, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on December 13, 2015, Transferor, the Company and certain investors named therein and their permitted successors and assigns (the “Investors”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which (a) the Company sold (i) an aggregate of 666,666 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), (ii) warrants to acquire up to 2,083,333 additional shares of Common Stock (the “Old Series A Warrants”) (as exercised, collectively, the “Old Series A Warrant Shares”) and (iii) warrants to acquire additional shares (subject to adjustment) of Common Stock (the “Old Series B Warrants,” and together with the Old Series A Warrants, the “Old Warrants”) (as exercised, collectively, the “Old Series B Warrant Shares”, and together with the Old Series A Warrant Shares, the “Old Warrant Shares”); and (b) Transferor sold an aggregate 2,500,000 shares of Common Stock.

WHEREAS, on December 13, 2015, Transferor and the Company entered into a Stock Back-to-Back Agreement (the “Original Stock Back-to-Back Agreement”) pursuant to which, subject to the terms and conditions of the Securities Purchase Agreement, upon any exercise of the Old Warrants by Investors, Transferor would sell to the Company, and the Company would purchase from Transferor, a number of shares of Common Stock equal to 60% of the Old Warrant Shares to be issued in connection with the exercise by Investors of such Old Warrants.

WHEREAS, on December 23, 2015, Transferor and the Company entered into multiple Agreements (collectively, the “Rescission and Exchange Agreement”), pursuant to which (a) the Company has agreed, upon the terms and subject to the conditions of the Rescission and Exchange Agreement, to rescind the sale of an aggregate of 666,666 shares of Common Stock from the Investors and (b) the Company and each Investor has agreed, upon the terms and subject to the conditions of the Rescission and Exchange Agreement, to exchange (i) each Old Series A Warrant for a new warrant (the “New Series A Warrant”) and (ii) each Old Series B Warrant for a new warrant (the “New Series B Warrant” and, together with the New Series A Warrants, the “New Warrants”). Any shares issued upon the exercise of a New Series A Warrant shall be “New Series A Warrant Shares” and any shares issued upon the exercise of a New Series B Warrant shall be “New Series B Warrant Shares” and, together with the New Series A Warrant Shares, the “New Warrant Shares”.

WHEREAS, subject to the terms and conditions of the Rescission and Exchange Agreement, upon any exercise of the New Warrants by Investors, Transferor desires to sell to Company, and Company desires to purchase from Transferor, a number of shares of Common Stock equal to 100% of the New Warrant Shares to be issued in connection with the exercise by Investors of such New Warrants, on the terms and conditions set forth in this Agreement (a “Back-to-Back Transaction”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and restate the Original Stock Back-to-Back Agreement as follows:

ARTICLE I

TRANSFER OF COMMON SHARES

Section 1.1 Purchase. Subject to the terms and conditions of this Agreement, at each Closing (as defined below), Transferor agrees to sell, assign, transfer, convey and deliver to the Company, a number of shares of Common Stock equal to 100% of the New Warrant Shares (other than the Base Shares, as defined in the New Series B Warrants) to be issued in connection with the exercise by an Investor of such New Warrants (the “Back-to-Back Shares”) and the Company agrees to purchase, acquire and accept the Back-to-Back Shares from Transferor. In consideration of such sale, transfer, conveyance and delivery, for each Back-to-Back Share, the Company shall pay to Transferor an amount equal to the exercise price per New Warrant Share issued to the Investor (the “Purchase Price”). The aggregate amount paid for all New Warrant Shares issued on any date will be the “Aggregate Purchase Price.” For the avoidance of doubt, any exercise price paid by Investors at the time the New Warrants were sold shall be excluded from the calculation of the Purchase Price and Aggregate Purchase Price.

Section 1.2 Closing. The closing of a Back-to-Back Transaction (a “Closing”) will take place on the same day the New Warrant Shares are transferred to the Investors (a “Closing Date”). At each Closing, (a) Transferor shall deliver or cause to be delivered to the Company all of Transferor’s right, title and interest in and to the Back-to-Back Shares by an appropriate method reasonably agreed to by the Company and Transferor, together, in each case, with all documentation reasonably necessary to transfer to the Company right, title and interest in and to the Back-to-Back Shares and (b) the Company shall pay Transferor the Aggregate Purchase Price in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Transferor to the Company.

Section 1.3 Indemnity. Transferor hereby agrees to hold the Company harmless from and indemnify the Company for any expenses, obligations and liabilities that the Company incurs in connection with the issuance or performance of the New Warrants, including with respect to issuing additional shares of Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date.

Section 2.1 Existence and Power.

(a) Transferor has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Back-to-Back Shares to be sold by Transferor hereunder;

(b) The sale of the Back-to-Back Shares to be sold by Transferor hereunder and the compliance by Transferor with this Agreement and the consummation of the transactions herein and therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Transferor is a party or by which Transferor is bound or to which any of the property or assets of Transferor is subject or (B) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Transferor or any of its subsidiaries or any property or assets of Transferor, except, in the case of (A) and (B), as would not, individually or in the aggregate, affect the validity of the Back-to-Back Shares to be sold by Transferor or reasonably be expected to materially impact Transferor’s ability to perform its obligations under this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental body or agency is required for the performance by Transferor of its obligations under this Agreement and the consummation by Transferor of the transactions contemplated by this Agreement in connection with the Back-to-Back Shares to be sold by Transferor hereunder.

Section 2.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Transferor and constitutes a legal, valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 2.3 Title to Back-to-Back Shares. Transferor now is and, at the time of delivery of the Back-to-Back Shares to be sold by Transferor pursuant to this Agreement will be the lawful owner of such Back-to-Back Shares and has and, at the time of delivery of such Back-to-Back Shares, will have good and valid title to such Back-to-Back Shares, and upon delivery of and payment for such Back-to-Back Shares, the Company will acquire good and valid title to such Shares free and clear of any liens, charges and encumbrances created by Transferor.

Section 2.4 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of the Stockholder, threatened against or affecting Transferor that could reasonably be expected to have a material adverse affect on the ability of Transferor to perform its obligations hereunder.

Section 2.5 Acknowledgment. Transferor acknowledges that the number of New Warrant Shares is subject to adjustment as set forth in the New Warrants and any such adjustment may require Transferor to sell to the Company more Back-to-Back Shares than if the New Warrants were exercisable upon issuance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Transferor, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date.

Section 3.1 Existence and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company; and (ii) except (A) in connection with the Credit Agreement (as described below), and (B) as would not have an adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, does not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Company is a party, with the Company’s certificate of incorporation or bylaws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or cause the acceleration or termination of any obligation or right of the Company or any other party thereto.

(c) The Company has received from the Required Lenders (as defined therein) under the Credit Agreement dated as of January 22, 2015, (the “Credit Agreement”) among the Company, the lenders party thereto and BMO Harris Bank N.A., as administrative agent, a waiver or amendment in respect of the transactions contemplated by the Securities Purchase Agreement, the Rescission and Exchange Agreement and this Agreement.

Section 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 3.3 Sufficient Funds. The Company has as of the date hereof and will have as of the Closing Date access to fully committed funds sufficient to consummate the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Reservation of Shares. Transferor at all times shall (a) own sufficient shares of Common Stock to satisfy his obligations under Section 1.1 (including shares of Common Stock that would be reasonably anticipated necessary upon any adjustments of the New Warrants), (b) not sell or transfer (contingently or otherwise) any shares of Common Stock that will leave him with ownership of less than such number of shares of Common Stock and (c) not place or permit to exist any liens, charges or encumbrances.

Section 4.2 Taxes. Transferor shall bear and pay any transfer or other taxes incurred by Transferor or the Company in connection with the sale and purchase of the Back-to-Back Shares.

Section 4.3 Notices. The Company shall give Transferor prompt notice of the Company’s receipt of any exercise notice under the New Warrants and of the Closing Date.

Section 4.4 Amendments to the New Warrants. The Company agrees not to amend, modify or waive the provisions of the New Warrants that would decrease the exercise price of the New Warrants or increase the number of New Warrant Shares, in each case without the prior written consent of Transferor.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Notice. Any notice provided for in this Agreement shall be delivered in accordance with Section 8(g) of the Rescission and Exchange Agreement.

Section 5.2 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 5.3 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 5.4 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Section 5.5 Governing Law; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company and Transferor each hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Company from bringing suit or taking other legal action against Transferor in any other jurisdiction to collect on Transferor’s obligations to the Company or to enforce a judgment or other court ruling in favor of the Company. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 5.6 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 5.7 Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 5.8 No Broker. Except as previously disclosed to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 5.9 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.10 Costs and Expenses. Each party hereto shall each pay their own respective costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 5.11 Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 5.12 Termination. This Agreement shall be terminated upon the expiration date of the New Warrants.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PATRIOT NATIONAL, INC.

By:	/s/ Christopher A. Pesch
Name:	Christopher A. Pesch
Title:	Executive Vice President, General Counsel, Chief Legal
Officer and Secretary

[Signature Page to Amended and Restated Stock Back-To-Back Agreement]

STOCKHOLDER:

By:	/s/ Steven M. Mariano
Steven M. Mariano

[Signature Page to Amended and Restated Stock Back-To-Back Agreement]